EXHIBIT 99.1

Edesa Biotech Announces Agreement with KYORIN Pharmaceutical to Develop and Commercialize Paridiprubart in Japan

  Deal valued at more than $140 million in upfront and potential milestone payments, plus double-digit royalties.
  Kyorin obtains exclusive rights to develop and commercialize paridiprubart, an anti-TLR4 monoclonal antibody, in Japan for the treatment of ARDS.

TORONTO and TOKYO, Nov. 09, 2026 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq: EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, and KYORIN Pharmaceutical Co., Ltd. (TSE: 4569), a leading Japanese pharmaceutical company, today announced that they have entered into an exclusive collaboration and license agreement for the development and commercialization of paridiprubart in Japan.

Under the terms of the agreement, Kyorin will obtain an exclusive license to further develop and commercialize Edesa’s drug candidate, paridiprubart, in Japan, in Acute Respiratory Distress Syndrome (ARDS). Edesa will receive an upfront payment of $12 million and is eligible to receive additional development, regulatory and sales-based milestones up to approximately $134 million, a portion of which is denominated in Japanese yen. Edesa is also eligible to receive tiered double-digit royalties on net sales of the product in Japan. Kyorin will fund development, regulatory and commercialization activities in Japan for the treatment of ARDS and has been granted a right of first negotiation for acute kidney injury (AKI) and a non-exclusive right to negotiate for other potential indications. Edesa will manufacture and supply product to Kyorin and the parties will coordinate development activities. Edesa retains all rights to paridiprubart outside of Japan. Japan is one of the world's largest pharmaceutical markets, accounting for approximately 4 to 5 percent of global pharmaceutical spending.

Paridiprubart is a monoclonal antibody candidate that targets toll-like receptor 4, a key regulator of the innate immune response. In a Phase 3 study in hospitalized patients with respiratory failure, paridiprubart plus standard of care demonstrated a statistically significant reduction in 28-day mortality compared to placebo (adjusted mortality risk of 39% versus 52%; p<0.001), a treatment benefit that was sustained at 60 days (p=0.003) and accompanied by a safety profile comparable to placebo. Positive exploratory analyses showed consistent survival benefits in less severe patients not on invasive mechanical ventilation and in subgroups with serious comorbidities, including acute kidney injury. These results were selected for oral presentations at the American Thoracic Society and the European Renal Association.

Dr. Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech, stated, “We believe Kyorin’s experience with respiratory treatments and their extensive footprint in Japan make them a strong partner for the continued development and commercialization of paridiprubart, our potential first-in-class antibody. For Edesa shareholders, we believe this deal represents a validation of our business model and the ability to share in the future success of this drug candidate.”

Yutaka Ogihara, President and CEO of KYORIN Pharmaceutical Co., Ltd., stated, "We are pleased, as a company with a strong foundation in respiratory medicine, to secure the exclusive rights to develop and commercialize EB05 in Japan, an innovative therapeutic candidate for ARDS—an extremely severe condition that requires intensive care. Conquering ARDS represents one of the most formidable frontiers in drug discovery, but that is precisely why it is profoundly meaningful for KYORIN to proactively take on this challenge. Together with Edesa, by uniting our scientific passion, specialized expertise, and relentless driving force, we will dramatically accelerate global clinical development, including in Japan, to bring new hope to patients and healthcare professionals in critical care settings as expeditiously as possible."

About Paridiprubart

Paridiprubart is a first-in-class human monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immune responses. Paridiprubart represents a new class of host-directed therapeutics (HDTs) that are designed to modulate the body's own immune response when confronted with known or unknown public health threats such as pandemic influenza and other emerging infectious diseases, and chemical, biological, radiological, and nuclear incidents. Mechanistically, paridiprubart inhibits toll-like receptor 4 (TLR4), a key immune signaling receptor that has been shown to be activated by pathogens as well as in the pathogenesis of other diseases.

About Kyorin Pharmaceutical

Kyorin Pharmaceutical Co., Ltd. headquartered in Tokyo, Japan and founded in 1923, is a research-oriented pharmaceutical company operating under the corporate philosophy, "KYORIN continues to fulfil its mission of cherishing life and benefiting society by contributing to better health." Grounded in this principle, KYORIN aims to continuously provide high-value new medicines that meet medical needs, striving to be a company that contributes broadly to people's health. In drug discovery, KYORIN focuses its research efforts on the therapeutic areas of pain, autoimmune disorders, and neuromuscular diseases, working to create innovative new medicines that meet significant medical needs. In sales, KYORIN implements its Franchise Customer (FC) strategy, strategically concentrating resources on its core specialized areas: respiratory, otolaryngology, and urology.

About Edesa Biotech

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD). The company’s most advanced Respiratory drug candidate is paridiprubart, which is being evaluated in a U.S. government-funded platform study as a treatment for ARDS, a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset. Sign up for news alerts. Connect with us on X and LinkedIn.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the anticipated benefits of the collaboration and license agreement between Edesa and Kyorin; the parties' plans to develop, manufacture, obtain regulatory approval for and commercialize paridiprubart in Japan; the potential receipt and timing of upfront, milestone and royalty payments; and the therapeutic potential of paridiprubart. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the risk that the parties may be unable to realize the anticipated benefits of the collaboration; the risk that development, regulatory or sales milestones may not be achieved and that anticipated milestone and royalty payments may therefore not become payable; the ability of the parties to obtain regulatory approval for, and to successfully manufacture and commercialize, paridiprubart in Japan, including obtaining a satisfactory National Health Insurance price; the risk that paridiprubart may not be effective against the diseases tested in clinical trials; Edesa's dependence on Kyorin for the development and commercialization of the product in Japan; fluctuations in currency exchange rates between the U.S. dollar and Japanese yen; the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa; Edesa's ability to protect its intellectual property; the timing and success of submission, acceptance and approval of regulatory filings; and the impacts of public health crises. Many of these factors that will determine actual results are beyond the parties' ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Note Regarding Kyorin. Statements in this press release attributable to Kyorin contain performance forecasts, goals, plans and other forward-looking statements relating to the Kyorin Group. These statements are based on Kyorin's assumptions and outlook using information available at the time of preparation and involve known and unknown risks and uncertainties. Actual performance and the progress, success or failure of development may therefore differ significantly. Information regarding medicines (including those under development) is not intended as advertising or medical advice.

CONTACTS:

Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Corporate Planning
Kyorin Pharmaceutical Co., Ltd
Phone: +81-3-6374-9702